Exhibit 5.1 and 23.2

OPINION OF DAVIS POLK & WARDWELL

May 3, 2005

Commonwealth Telephone Enterprises, Inc.

100 CTE Drive

Dallas, Pennsylvania 18612-9774

Ladies and Gentlemen:

We are acting as counsel to Commonwealth Telephone Enterprises, Inc., a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission by the Company for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the Company’s offer to exchange its 2005 Series A 3 1/4% Convertible Notes Due 2023 (the “New Notes”) along with a cash payment for its 2003 3 1/4% Convertible Notes Due 2023 (the “Old Notes”). The New Notes are to be issued pursuant to an Indenture (the “Indenture”) between the Company and The Bank of New York, as Trustee. Capitalized terms used but not defined herein have the meaning assigned to them in the Indenture.

We, as your counsel, have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion expressed herein.

Based on the foregoing, we are of the opinion that:

(1) Assuming (a) the Indenture has been duly authorized, executed and delivered by the Company insofar as Pennsylvania law is concerned, (b) the due authorization, execution and delivery of the Indenture by the Trustee, and (c) that each of the Trustee and the Company has full power, authority and legal right to enter into and perform its obligations thereunder, when the Indenture has been duly executed and delivered by the Company, the Indenture will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights and remedies generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity; and

(2) Assuming that the New Notes have been duly authorized, executed and delivered by the Company insofar as Pennsylvania law is concerned,

when the New Notes are authenticated in accordance with the terms of the Indenture, the New Notes will be valid and binding obligations of the Company entitled to the benefits of the Indenture, enforceable against the Company in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights and remedies generally and subject to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the Federal laws of the United States.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “LEGAL MATTERS” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/    DAVIS POLK & WARDWELL